EXHIBIT 4.1
SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
This Second Amendment to Second Amended and Restated Credit Agreement (this “Amendment”), dated as of June 19, 2013 (the “Effective Date”), is by and among Associated Estates Realty Corporation (the “Borrower”), PNC Bank, National Association and the other banks and financial institutions whose signatures appear below (collectively, the “Lenders”) and PNC Bank, National Association, not individually but as administrative agent for the Lenders (the “Administrative Agent”).
RECITALS
A.The Borrower, the Administrative Agent, and certain of the Lenders are parties to that certain Second Amended and Restated Credit Agreement dated as of January 12, 2012, pursuant to which such Lenders made available to the Borrower a revolving credit facility with an Aggregate Commitment of $350,000,000, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated October 19, 2012 (collectively, the “Credit Agreement”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.
B.Pursuant to the terms of the Credit Agreement, the Subsidiary Guarantors have been released from their obligations under the Subsidiary Guaranty and the Subsidiary Guaranty has been terminated.
C.The Borrower and the Lenders wish to further amend the Credit Agreement to modify certain of the terms, covenants, and provisions in the Credit Agreement, all as set forth herein.
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENTS
1.Incorporation. The foregoing Recitals to this Amendment are hereby incorporated and made part of this Amendment.
2.Effectiveness. This Amendment shall be effective from and after the Effective Date, which is the date on which each of the Borrower, the Administrative Agent and the Lenders have executed and delivered to the Administrative Agent a counterpart of this Amendment.
3.Changes to Defined Terms. From and after the Effective Date, Article I of the Credit Agreement shall be amended as follows:
a.    The definition of “Capitalization Rate” is deleted in its entirety and replaced by the following:
“Capitalization Rate” means six and one half percent (6.50%).
b.    The definition of “Facility Termination Date” is deleted in its entirety and replaced by the following:

“Facility Termination Date” shall mean June 15, 2017 or if such day is not a Business Day the last Business Day immediately preceding such day, as such date may be extended pursuant to Section 2.23 hereof (which Section 2.23 shall continue in effect using the new Facility Termination Date established by the Second Amendment to the Credit Agreement).
c.    The definition of “Leverage Ratio” is deleted in its entirety and replaced by the following:
“Leverage Ratio” shall mean, as of the end of any date of determination, the ratio of (A) Consolidated Outstanding Indebtedness on such date to (B) Total Asset Value on such date. Notwithstanding anything to the contrary, for the purposes of this calculation solely, (1) Total Asset Value shall include the value of each Variable Interest Entity included in the Acquisition Pipeline that is required to be consolidated by the Borrower in accordance with GAAP as of such date (with each such asset valued in accordance with GAAP, which value Borrower agrees is currently either (i) total cost incurred to date for any Variable Interest Entity which remains under construction or (ii) the contracted acquisition price for any such Variable Interest Entity with respect to which construction has been completed), and (2) Consolidated Outstanding Indebtedness shall include, with respect to each Variable Interest Entity included in the Acquisition Pipeline as of such date, the amount required to be included in Indebtedness in accordance with GAAP on account thereof.
d.    The definition of “Transition Project” is deleted in its entirety and replaced by the following:
“Transition Project” shall mean, as of any date, any Project whether developed by any combination of Borrower, other members of the Consolidated Group or Investment Affiliates, or acquired after development by a third party, which (i) if so developed by Borrower or such other members of the Consolidated Group or Investment Affiliates, has ceased to be a Real Property Under Development for less than four (4) full fiscal quarters or (ii) if so acquired, would have ceased to qualify as a Real Property Under Development for less than four (4) full fiscal quarters if it had been developed by Borrower or such other members of the Consolidated Group or Investment Affiliates.
e.    The following defined terms are added:
“Acquisition Pipeline” shall mean, as of any date, all Variable Interest Entities, regardless of whether any such Variable Interest Entity is required to be consolidated by the Borrower in accordance with GAAP.
“Variable Interest Entity” shall mean any Project or any entity owning a Project, with respect to which Borrower or any other member of the Consolidated Group or Investment Affiliate has executed and delivered a binding purchase agreement which continues in full force and effect, but which Project or entity has not yet been acquired by Borrower or another member of the Consolidated Group or an Investment Affiliate, or any other Project that is determined to be a Variable Interest Entity in accordance with GAAP.

4.Other Changes to Credit Agreement. From and after the Effective Date, the following sections in the Credit Agreement shall be modified as follows:
a.    Section 7.1(c) is deleted in its entirety and shall be replaced as follows:
Together with the quarterly and annual financial statements required hereunder, a compliance certificate, in substantially the form of Exhibit B attached hereto (a “Compliance Certificate”) signed by the Borrower's chief financial officer or chief executive officer reflecting (i) the calculations and computations necessary to determine compliance with this Agreement, (ii) the roster of Variable Interest Entities comprising the Acquisition Pipeline on such date, and (iii) that, to such officer's knowledge, no Event of Default or Potential Default exists, or if, to such officer's knowledge, any Event of Default or Potential Default exists, stating the nature and status thereof, provided that any Compliance Certificate may address both this Agreement as well as that certain Term Loan Agreement dated as of June 3, 2011 by and among Borrower, Administrative Agent and certain other lenders, as it may be amended from time to time;
b.    Section 7.20(c) is deleted in its entirety and shall be replaced as follows:
The ratio of Consolidated Unsecured Indebtedness to Unencumbered Real Property Value to be greater than 0.625:1 as of the end of any fiscal quarter.
c.    Section 7.22(a) is deleted in its entirety and shall be replaced as follows:
The Borrower's Investment in Real Property Under Development (with each asset valued in accordance with GAAP at cost, as incurred through the reporting date for construction in progress in the most recent quarter of the Consolidated Group for which financial results have been reported) shall not at any time exceed fifteen percent (15%) of Total Asset Value.
d.    Section 7.22(f) is deleted in its entirety and shall be replaced as follows:
The aggregate Investment of the Borrower in the above items (a)-(d), in the aggregate and after eliminating any duplication of Investments included in more than one of such items, shall not at any time exceed twenty-five percent (25%) of Total Asset Value.
e.    Section 7.22(g) is added as follows:
(g) The Borrower's Investment in Projects (with each asset valued in accordance with GAAP at cost) that have not yet achieved a leasing level of 85% or more shall not at any time exceed five percent (5%) of Total Asset Value. In the event such 5% limitation is exceeded as of any date, any excess of the value of such Projects over 5% shall be added to and included in the calculation of the amount which is subject to the limitation imposed by Section 7.22(a) above as of such date. All such Projects that have not yet achieved a leasing level of 85% or more shall continue to be valued at cost until the earlier of (i) the end of the fiscal quarter during which such Project achieves a leasing level of 85% or more, and (ii) the end of the sixth fiscal quarter following the fiscal quarter during which a final certificate of occupancy for such Project was issued, at which time such Project shall be deemed to be a Transition Project.
f.    The following nonenumerated paragraph shall be added to Section 7.22 following Section 7.22(g):

For the purpose of this Section 7.22, Variable Interest Entities shall not be included in the Permitted Investments calculations set forth herein, until the earlier of (i) the date on which Borrower or another member of the Consolidated Group or an Investment Affiliate completes the acquisition thereof, or (ii) notwithstanding the fact that such acquisition may not yet have been completed, the date on which all material construction and economic conditions to such acquisition, such as issuance of a certificate of occupancy or achievement of a certain leasing level, have been fulfilled by the seller thereof. After inclusion for purposes of the limitations in this Section 7.22 each such Variable Interest Entity shall be valued in accordance with GAAP, which value Borrower agrees is currently either (i) total cost incurred to date for any Variable Interest Entity which remains under construction or (ii) the contracted acquisition price if construction of such Variable Interest Entity has been completed,
g.    The existing Exhibit H to the Credit Agreement is deleted in its entirety and replaced with Exhibit H, as attached to this Amendment.
5.Representations and Warranties. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent that as of the Effective Date:
a.no Event of Default or Potential Default exists under the Credit Agreement or the other Loan Documents or will exist after giving effect to the terms of this Amendment;
b.the representations and warranties contained in Article VI of the Credit Agreement are true and correct;
c.the Credit Agreement and the other Loan Documents are in full force and effect and it has no defenses or offsets to, or claims or counterclaims relating to, the obligations under the Credit Agreement or any of the other Loan Documents;
d.other than changes which have been previously provided to and approved by the Administrative Agent, no changes have been made to its organizational documents since the Agreement Execution Date; and
e.it has full power and authority to execute this Amendment.
6.Reimbursement to Administrative Agent. The Borrower agrees to reimburse the Administrative Agent for all reasonable out-of-pocket expenses (including, but not limited to fees relating to legal, consulting, or auditing expenses) incurred in connection with the preparation, negotiation, and consummation of this Amendment.
7.References to Credit Agreement; Inconsistency. All references in the Loan Documents to the Credit Agreement henceforth shall be deemed to refer to the Credit Agreement as amended by this Amendment. In the event of a conflict or inconsistency between the provisions of the Loan Documents and the provisions of this Amendment, the provisions of this Amendment shall govern.
8.Continuing Force and Effect of Credit Agreement and Loan Documents. The provisions of the Credit Agreement and other Loan Documents are in full force and effect, except as amended herein, and the Loan Documents as so amended are hereby ratified and reaffirmed by the Borrower. Nothing contained in this Amendment shall be construed to disturb, discharge, cancel, impair or extinguish the indebtedness evidenced by the existing Notes and the other Loan Documents.

9.Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of Ohio, but giving effect to federal laws applicable to national banks.
[Signature pages follow]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Agreement as of the date first above written.
ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation

By:    /s/ Lou Fatica
Name:    Lou Fatica
Title:    Vice President, Treasurer, and CFO
1 AEC Parkway
Richmond Heights, Ohio 44143
Attention:     Vice President and General Counsel
Telephone:     (216) 797-8780
Facsimile:     (216)797-8719

COMMITMENT:                PNC BANK, NATIONAL ASSOCIATION,
$75,000,000                    Individually and as Administrative Agent

By:    /s/ John E. Wilgus, II
Name:    John E. Wilgus, II
Title:    Senior Vice President
PNC Real Estate
1900 East Ninth Street - 22nd Floor
Mail Stop: B7-YB13-22-1
Cleveland, OH 44114
Phone:     216-222-6032
Facsimile:     216-222-6070
Attention:    John E. Wilgus, II
Senior Vice President
Real Estate Banking

COMMITMENT:	WELLS FARGO BANK, N.A.,

$75,000,000	individually and as Syndication Agent
By:    /s/ Sam Supple
Name:    Sam Supple
Title:    Senior Vice President
Wells Fargo REIT Finance Group
123 N. Wacker Drive, Suite 1900
Chicago, IL 60606
Attention:     Sam Supple
Phone:     312-269-4817

COMMITMENT:                CITIBANK, N.A.,

$45,000,000	Individually and as Co-Documentation Agent

By:    /s/ John C. Rowland
Name:    John C. Rowland
Title:    Vice President
Citibank, N.A.
388 Greenwich Street, 23rd Floor
New York, NY 10013
Attention:     Shruti Batra
Phone:     212-816-9236
Facsimile:     646-291-5290

COMMITMENT:                RBS CITIZENS BANK N.A. d/b/a CHARTER ONE,
$45,000,000                    Individually and as Co-Documentation Agent

By:    /s/ Samuel A. Bluso
Name: Samuel A. Bluso
Title:     Senior Vice President
RBS Citizens Bank N.A. d/b/a Charter One
1215 Superior Avenue, OH S675
Cleveland, OH 44114
Attention:     Samuel A. Bluso
Phone:     216-277-0388
Facsimile:     216-277-4600

COMMITMENT:	BANK OF AMERICA, N.A.,

$45,000,000	individually and as Co-Documentation Agent
By:    /s/ Michael W. Edwards
Name:    Michael W. Edwards
Title:    Senior Vice President
Bank of America, N.A.
135 South LaSalle Street, Suite 611
Chicago, IL 60603
Attention:     Thomas W. Nowak
Phone:     (312) 828-4353
Facsimile:     (312) 453-6586

COMMITMENT:	RAYMOND JAMES BANK, N.A.
$35,000,000
By:    /s/ James Armstrong
Name: James Armstrong
Title:    Senior Vice President
710 Carillon Parkway
St. Petersburg, FL 33716
Attention:     James Armstrong
Phone:     727-567-7919
Facsimile:     866-205-1396

COMMITMENT:	U.S. BANK NATIONAL ASSOCIATION,
$30,000,000
By:    /s/ Curt M. Steiner
Name:     Curt M. Steiner
Title:     Senior Vice President
U.S. Bank National Association
209 South LaSalle Street, Suite 210
Chicago, IL 60604
Attention:     Curt M. Steiner, Senior Vice President
Phone:         (312) 325-8756
Facsimile:     (312) 325-8853

EXHIBIT H
PRICING SCHEDULE

Level	Qualified Ratings	LIBOR Applicable Margin	Base Rate Applicable Margin	Facility Fee

I	Greater than or equal to (i) BBB+ (S&P/Fitch), or (ii) Baa1 (Moody's)	1.00%	0.00%	0.15%
II	Equal to (i) BBB (S&P/Fitch), or (ii) Baa2 (Moody's)	1.10%	0.10%	0.20%
III	Equal to (i) BBB- (S&P/Fitch), or (ii) Baa3 (Moody's)	1.30%	0.30%	0.30%
IV	Less than (i) BBB- (S&P/Fitch), or (ii) Baa3 (Moody's)	1.75%	0.75%	0.35%

Any change in any of the Borrower's Credit Ratings which would cause a different Level to be applicable shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such change in a Credit Rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the Borrower's Credit Ratings have changed, then the Administrative Agent shall adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such change in Borrower's Credit Rating. During any period that the Borrower has received three (3) Credit Ratings that are not equivalent, the applicable Level shall be determined based upon the Level corresponding with the lower of the two (2) highest Credit Ratings. During any period that the Borrower has received two (2) Credit Ratings that are not equivalent and both of those Credit Ratings are from S & P and Moody's, the applicable Level shall be determined based upon the Level corresponding with the higher of the two (2) Credit Ratings. During any period that the Borrower has received a Credit Rating from Fitch and from either S & P or Moody's, but not both, and such Credit Ratings are not equivalent, the applicable Level shall be determined based upon the Level corresponding with the Credit Rating from S & P or Moody's, as applicable. During any period that the Borrower has (a) failed to maintain Qualified Ratings or (b) received a Credit Rating from only Fitch, then the applicable Level shall be Level IV.